Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

C. JEFFREY HERRE, Individually and On	)
Behalf of All Others Similarly Situated,	)
)
Plaintiff,	)
)
v.	)
	)	Civil Action No.
PETER J. BURLAGE, CHARLES M.	)
GILLMAN, KENNETH R. HANKS,	)
ROBERT MCCASHIN, R. CLAYTON	)
MULFORD, KENNETH H. SHUBIN	)
STEIN, HOWARD G. WESTERMAN, JR.,	)
PMFG, INC., CECO ENVIRONMENTAL	)
CORP., TOP GEAR ACQUISITION INC.,	)
and TOP GEAR ACQUISITION II LLC,	)
)
Defendants.	)

VERIFIED CLASS ACTION COMPLAINT

FOR BREACH OF FIDUCIARY DUTY

Plaintiff C. Jeffrey Herre (“Plaintiff”), on behalf of himself and all others similarly situated, by and through the undersigned counsel, alleges the following upon information and belief, including the investigation of counsel and review of publicly-available information, except as to those allegations pertaining to Plaintiff, which are alleged upon personal knowledge:

SUMMARY OF THE ACTION

1. This is a stockholder class action brought by Plaintiff on behalf of himself and all other similarly situated public stockholders of PMFG, Inc. (“PMFG” or the “Company”) against the Company’s Board of Directors (the

“Board” or the “Individual Defendants”) for breaches of fiduciary duties, and against CECO Environmental Corp. (“CECO”), Top Gear Acquisition Inc. (“Merger Sub I”), and Top Gear Acquisition II LLC (“Merger Sub II,” and together with Merger Sub I, “Merger Subs”) for aiding and abetting such breaches of fiduciary duties.

2. Headquartered in Dallas, Texas, PMFG is a holding company formed in 2008 that owns all of Peerless Manufacturing, Co. (“Peerless”). Peerless is a global provider of engineered equipment for the abatement of air pollution, the removal of contaminants from gases and liquids, industrial noise control, and heat-transfer through its two business segments of Environmental Systems and Process Products.

3. On May 4, 2015, the Company announced that it had entered into an Agreement and Plan of Merger, dated May 3, 2015 (the “Merger Agreement”), pursuant to which Merger Sub I will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of CECO. Immediately following consummation of the First Merger, the Company will merge with and into Merger Sub II (the “Second Merger,” and together with the First Merger, the “Proposed Transaction”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of CECO.

4. As a result of the Proposed Transaction, CECO will acquire all of the outstanding shares of PMFG stock in exchange for either: (i) $6.85 in cash; or (ii) shares of CECO common stock having an equivalent value based on the volume weighted average trading price (“VWAP Price”) of CECO common stock for the 15-trading day period ending on the trading day immediately preceding the closing of the merger, subject to a collar, such that (1) if the VWAP Price is less than or equal to $10.61, then the exchange ratio will be 0.6456 shares of CECO common stock for each share of Company common stock, and (2) if the VWAP Price is greater than or equal to $12.97, then the exchange ratio will be 0.5282 shares of CECO common stock for each share of Company common stock. The net effect of this collar mechanism is that no further increase in the exchange ratio will be made if the CECO trading price is less than $10.61, and no further decrease in the exchange ratio will be made if the CECO trading price is greater than $12.97. Elections are subject to proration such that PMFG’s outstanding shares will be exchanged for approximately 55% of CECO common stock and 45% cash. The Proposed Transaction is valued at $150 million.

5. The Proposed Transaction was the product of a tainted and flawed single-bidder process in which the Board acceded to the demands of PMFG’s largest stockholder, Cannell Capital LLC (“Cannell”), which owned 1,284,900 shares, or approximately 6% of the Company’s stock, and wanted to liquidate its stock.

6. Cannell sought to liquidate its PFMG stock after the Company announced consecutive quarters of disappointing financial results. These same unsatisfactory results had caused CECO to “ceas[e] further discussions of a potential transaction” in May of 2014.

7. As the first step in Cannell’s quest to sell its PMFG stock, it threatened a proxy contest against the Board in order to obtain two Board seats. The Board quickly complied with Cannell’s demands and agreed to nominate defendants Charles M Gillman (“Gillman”) and Kenneth H. Shubin Stein (“Shubin Stein”) to the Board. Once Cannell had secured two Board seats in December 2014, it used its influence over the Company through its stock ownership and Board seats to drive a sale of PMFG to CECO.

8. CECO was a strategic buyer that had been after the Company since 2011 and, thus, was the most likely target for a deal that could provide Cannell with immediate liquidity in a short period of time.

9. Not coincidentally, just one month after Cannell secured two Board seats, CECO renewed its interest in PMFG and submitted a proposal to acquire the Company for $7.00 to $7.50 per share. From there on, the Board negotiated the terms of a deal with CECO without contacting one other potentially interested party to create a competitive bidding process and obtain the best price possible.

10. Moreover, the Board relied on conflicted legal and financial advisors, who were simultaneously providing services to CECO, to conduct due diligence on CECO and advise on the Proposed Transaction.

11. As a result of the flawed process, the Proposed Transaction wholly undervalues PMFG, as the merger consideration represents a premium of just 2.5% over the Company’s 52-week high closing price of $6.68 on November 20, 2014. Furthermore, PMFG stockholders who elect to accept to the stock consideration are being woefully undercompensated as they will come to own just 20% of a combined CECO, an entity that is expected to enjoy approximately $15 million in synergies alone as a result of the Proposed Transaction.

12. Furthermore, given the strength of the Company’s product line and its poise for future success propelled by increased demand for its environmental solutions, CECO will acquire PMFG at an unreasonably low price if the Proposed Transaction is permitted to close.

13. Under the terms of the Proposed Transaction, the Individual Defendants tilted the playing field in favor of CECO by agreeing, in breach of their fiduciary duties owed to PMFG stockholders, to a slate of deal protection provisions that unreasonably deter third party bidders from launching topping bids, including: (i) a strict no-solicitation provision that prevents the Company from soliciting other potential acquirers or even continuing discussions and negotiations with potential acquirers following the expiration of the go-shop period; (ii) an information rights provision that requires the Company to disclose confidential information about competing bids to CECO within forty-eight hours; (iii) a matching rights provision that provides CECO with twenty-four (24) hours to merely match any competing proposal in the event one is made; and (iv) a prohibitively large termination fee to be paid by PMFG in the event it chooses to pursue an alternative, superior offer.

14. These deal protection provisions, particularly when considered collectively, substantially and improperly limit the Board’s ability to act with respect to investigating and pursuing superior proposals and alternatives, including a sale of all or part of PMFG.

15. Moreover, on June 9, 2015, defendants filed a Registration Statement on Form S-4 (the “Registration Statement”) with the United States Securities and Exchange Commission (“SEC”). The Registration Statement is materially deficient and misleading in that it fails to provide adequate disclosure of all material information related to the Proposed Transaction, thus rendering Plaintiff and the Class (defined herein) unable to cast a fully informed vote on the Proposed Transaction at the upcoming stockholder meeting.

16. For these reasons and as set forth in detail herein, Plaintiff seeks to enjoin defendants from taking any steps to consummate the Proposed Transaction or, in the event the Proposed Transaction is consummated, to recover damages resulting from the Individual Defendants’ violations of their fiduciary duties of loyalty, good faith, and due care.

THE PARTIES

17. Plaintiff is, and has been at all relevant times, a stockholder of PMFG common stock.

18. PMFG is a corporation organized and existing under the laws of Delaware, with its principal executive offices located at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254. PMFG’s common stock is traded on the NASDAQ stock exchange under the ticker symbol “PMFG.”

19. Defendant Burlage has served as Chairman of the Board since 2014 and President and Chief Executive Officer (“CEO”) of the Company since 2006. Burlage was previously the Vice President of the Environmental Systems business segment of the Company from 2001 until 2006 and SCR Division Manager from 1997 to 2000.

20. Defendant Gillman has been a director of the Company since July 2014. Gillman was nominated to the Board by Cannell.

21. Defendant Kenneth R. Hanks (“Hanks”) has been a director of the Company since May 2006. Hanks also serves as Chairman of the Board’s Audit Committee and a member of its Compensation and Nominating and Corporate Governance Committees.

22. Defendant Robert McCashin (“McCashin”) has been a director of the Company since November 2006. McCashin also serves as Chairman of the Board’s Nominating and Corporate Governance Committee and a member of its Audit Committee.

23. Defendant R. Clayton Mulford (“Mulford”) has been a director of the Company since January 2002. Mulford also serves as Chairman of the Board’s Compensation Committee and a member of its Audit and Nominating and Corporate Governance Committees.

24. Defendant Shubin Stein has been a director of the Company since July 2014. Shubin Stein was nominated to the Board by Cannell.

25. Defendant Howard G. Westerman, Jr. (“Westerman”) has been a director of the Company since May 2006. Westerman also serves as a member of the Board’s Audit, Compensation, and Nominating and Corporate Governance Committees.

26. Defendant CECO is a corporation organized and existing under the laws of the State of Delaware with its principal executive offices located at 4625

Red Bank Road, Suite 200, Cincinnati, Ohio 45227. CECO is an environmental technology company that services the product recovery, air pollution control, fluid handling, and filtration segments of the worldwide market. CECO’s common stock trades on the NASDAQ stock exchange under the ticker symbol “CECE.”

27. Defendant Merger Sub I is a Delaware corporation and a wholly-owned subsidiary of CECO.

28. Defendant Merger Sub II is a Delaware corporation and a wholly-owned subsidiary of CECO.

THE FIDUCIARY DUTIES OF THE INDIVIDUAL DEFENDANTS

29. By reason of the Individual Defendants’ positions with the Company as officers and/or directors, said individuals are in a fiduciary relationship with Plaintiff and the other stockholders of PMFG, and owe Plaintiff and the other members of the Class (defined herein) the duties of good faith, care, and loyalty.

30. By virtue of their positions as directors and/or officers of PMFG, the Individual Defendants, at all relevant times, had the power to control and influence, and did control and influence and cause PMFG to engage in the practices complained of herein.

31. Each of the Individual Defendants is required to act in good faith, in the best interests of the Company’s stockholders, and with such care, including reasonable inquiry, as would be expected of an ordinarily prudent person. In a situation where the directors of a publicly traded company undertake a transaction that may result in a change in corporate control, the directors must take all steps reasonably required to maximize the value stockholders will receive rather than use a change of control to benefit themselves. To diligently comply with this duty, the directors of a corporation may not take any action that:

(a) adversely affects the value provided to the corporation’s stockholders;

(b) contractually prohibits them from complying with or carrying out their fiduciary duties;

(c) discourages or inhibits alternative offers to purchase control of the corporation or its assets;

(d) will otherwise adversely affect their duty to search for and secure the best value reasonably available under the circumstances for the corporation’s stockholders; or

(e) will provide the directors and/or officers with preferential treatment at the expense of, or separate from, the public stockholders.

32. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, violated duties owed to Plaintiff and the other stockholders of PMFG, including their duties of loyalty, good faith, due care, and candor, insofar as they, inter alia, failed to obtain the best price possible under the circumstances before entering into the Proposed Transaction, engaged in self-dealing in which they obtained for themselves personal benefits, including personal financial benefits, not shared equally by Plaintiff or the other stockholders of PMFG common stock, and failed to disclose material information concerning the Proposed Transaction to PFMG’s stockholders.

CLASS ACTION ALLEGATIONS

33. Plaintiff brings this action pursuant to Court of Chancery Rule 23, individually and on behalf of the stockholders of PMFG common stock who are being and will be harmed by defendants’ actions described herein (the “Class”). The Class specifically excludes defendants herein, and any person, firm, trust, corporation or other entity related to, or affiliated with, any of the defendants.

34. This action is properly maintainable as a class action because:

(a) The Class is so numerous that joinder of all members is impracticable. As of May 1, 2015, there were approximately 21.2 million shares of PMFG common stock issued and outstanding. The actual number of public stockholders of PMFG will be ascertained through discovery;

(b) There are questions of law and fact which are common to the Class, including, inter alia, the following:

i. whether the Individual Defendants have breached their fiduciary duties of undivided loyalty, due care, or candor with respect to Plaintiff and the other members of the Class in connection with the Proposed Transaction;

ii. whether the Individual Defendants have breached their fiduciary duty to secure and obtain the best price reasonably available under the circumstances for the benefit of Plaintiff and the other members of the Class in connection with the Proposed Transaction;

iii. whether the defendants, in bad faith and for improper motives, have impeded or erected barriers to discourage other offers for the Company or its assets; and

iv. whether Plaintiff and the other members of the Class would suffer irreparable injury were the Proposed Transaction complained of herein consummated.

(c) Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class;

(d) Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class;

(e) The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for defendants, or adjudications that would, as a practical matter, be dispositive of the interests of individual members of the Class who are not parties to the adjudications or would substantially impair or impede those non-party Class members’ ability to protect their interests; and

(f) Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

BACKGROUND OF THE COMPANY AND ITS

POSITIONING IN AN EXPANDING MARKET

35. Founded in 1933 in Texas as Peerless and incorporated in Delaware in 2008, PMFG has been a global leader serving the energy industry around the world. The Company designs and supplies a wide range of compact, high efficiency separation filtration equipment, silencers, heat exchangers, and environmental systems for the reduction of air pollution.

36. While always a market leader, recent financial results and structural re-alignment within the Company indicate strong growth potential and long-term value for PMFG stockholders.

37. On November 6, 2014, PMFG announced the Company’s first quarter 2015 financial results, reporting, among other highlights:

•	Increased revenue of $16.2 million to $45.3 million, or 55.7% more than the first quarter of 2014 driven by Environmental Systems segment including the addition of CCA Combustion Solutions acquired in March of 2014;

•	Stronger revenue in PMFG’s Process Products segment due to activity in China, the Middle East and North Africa; and

•	Increased consolidated gross profits of $5.1 million as compared to the same quarter of 2014.

38. The higher demand for environmental solutions, as well as acquiring Combustion Components Associates, Inc. (“CCA”), proved prosperous for the Company, as it reported exceptional financial results for the second quarter (“Q2”) of 2015. Specifically, on February 5, 2015, PMFG reported:

•	Increased revenue of $11.3 million to $40.9 million or 38.2% higher than the prior year quarter largely driven by increased revenue in the United States and the EMEA region; and

•	Increased revenue guidance for the full fiscal year of between $160 million and $170 million compared to the prior guidance of $150 million to $160 million largely attributed to the continued strength of our Environmental Systems segment.

39. Touting the Company’s strong performance, Burlage stated:

Despite expecting some higher volatility related to swings in commodity prices, we continue to believe we have a strong growth opportunity in front of us. Key markets, including power generation, the natural gas value chain and the petrochemical and chemical complex, are all benefiting from the long-term growth trends of our technology and solutions — plays a critical role in those markets.

40. On May 7, 2015, PMFG announced earnings for the third quarter 2015, reporting, among other highlights:

•	Increased revenue in the quarter of $2.5 million to $34.8 million or 7.7% higher than the prior year quarter largely driven by higher demand for environmental systems solutions; and

•	Strong pipeline opportunities, particularly in the EMEA and APAC regions, where PMFG is seeing new opportunities for its separation and filtration products used in natural gas infrastructure, as well as its oily water separation solutions, Skimovex.

41. As reflected above in the Company’s recent financial results, PMFG has made significant strides and has positioned itself for growth opportunities that are expected to continue to yield returns for the Company and its stockholders well into the future.

42. The announcement of the Proposed Transaction did not slow the positive financial news for the Company, as PMFG issued a press release on June 2, 2015 announcing that it had been awarded two contracts totaling $4.3 million for certain of its environmental systems equipment. As stated in that press release, “[t]he Company expected to recognize revenue for this project over the balance of fiscal year 2014 and through the first half of fiscal year 2016” – the benefits of which Plaintiff and the Class will be foreclosed from enjoying and which has not been factored into the merger consideration.

43. However, despite the financial strength of the Company, its position as premier player in multiple markets, the increase in demand for PMFG’s environmental systems solutions, and the contributions from CCA, the Individual

Defendants have entered into the Merger Agreement with CECO, depriving Plaintiff and the minority public stockholders of the Company the opportunity to participate in the growth of the Company they have loyally invested in.

THE FLAWED PROCESS LEADING

TO THE PROPOSED TRANSACTION

44. As reflected in the Registration Statement, the Proposed Transaction is the result of a flawed, single-bidder process in which the Board failed to reach out to a single other potential party prior to entering into the Merger Agreement to create an open, robust auction process, free from any impediment or post-closing constraint, in order to field a value-maximizing offer for the Company.

45. CECO identified PMFG as a potential acquisition candidate sometime in 2011 and monitored the Company’s performance while awaiting an opportunity to make a bid.

46. In 2013, as Jeffrey Lang (“Lang”), CECO’s CEO, invited Individual Defendant Burlage to discuss various business opportunities, which eventually led to PMFG and CECO entering into mutual confidentiality and non-disclosure agreements on November 6, 2013. After some back and forth between the two companies, CECO’s chairman of the board of directors, Jason DeZwirek (“DeZwirek”), along with Lang, presented a high level outline of a possible acquisition of PMFG by CECO for $9.00 per share in February 2014.

47. On this offer, the PMFG Board determined to consult with a legal advisor, Jones Day, ultimately engaging the firm to represent it in a potential transaction, despite the fact that Jones Day was then presently representing CECO on other matters and that Jones Day is presently representing CECO and has been identified as CECO’s sole counsel in its last two annual reports to stockholders.

48. Despite the Board’s insistence that the Company was not for sale at this time, its actions indicate otherwise, as the Board declined the $9.00 per share offer, but signaled that it was open to ongoing discussions with CECO. Those additional discussions led to CECO’s March 25, 2014 preliminary proposal to acquire PMFG for a purchase price of $9.00 per share, consisting of 80% of that consideration in cash and 20% in shares of CECO, subject to a financing condition and due diligence.

49. On March 26, 2014, the Board considered CECO’s $9.00 per share offer and instructed its advisors to further discuss the terms with CECO. The Board also determined to eschew any open, broad sales process for the Company, apparently without any discussion of the financing condition attached to CECO’s preliminary offer and the risks associated with pushing forward only with one party, only to possibly have financing fall through.

50. Following the release of PMFG’s disappointing financial results for the third quarter ended March 29, 2014, on May 8, 2014, CECO notified PMFG that it was discontinuing its pursuit of an acquisition to focus on other strategic transactions. Following this news, on July 3, 2014, the Company and its financial advisor, Stifel, Nicolaus & Company, Inc. (“Stifel”), entered into an amendment to Stifel’s engagement letter, previously executed on April 3, 2014, providing a broad scope of Stifel’s services to the Company, as the previous engagement letter contemplated Stifel acting as a financial advisor solely in connection with a potential transaction involving CECO. Despite the broadening of Stifel’s duties and the increased latitude it now had to shop the Company, the Registration Statement is silent as to any Board or Stifel action between July and December 2014.

51. Also absent from the Registration Statement is any discussion of the corporate maelstrom developing at PMFG during this period, as Cannell and certain of its affiliates disclosed a 5.4% interest in the Company on Schedule 13-D on May 23, 2014. The Company confirmed receipt of a letter from Tristan Partners, L.P., an entity managed by Cannell, nominating two candidates for selection to the Company’s Board at the 2014 annual meeting of stockholders. Under the threat of a looming proxy challenge, the Board swiftly agreed with Cannell to expand its Board from six to seven members and appointed defendants Gillman and Shubin Stein — each of whom had been nominated by Cannell — but not before first broadening Stifel’s role as advisor to the Company.

52. Only one month after Cannell got two members appointed to the Board, on January 7, 2015, CECO submitted an oral indication of interest to acquire the Company for $7.00 to $7.50 per share, later confirmed by CECO to be $7.00 per outstanding share of PMFG common stock, with 60% payable in cash and 40% payable in shares of CECO common stock. At a meeting convened to discuss this offer, the Board instructed Stifel to continue discussions with CECO and, again, chose not to institute an open sales process to seek higher offers.

53. On February 3, 2015, CECO delivered a nonbinding offer to acquire PFMG for $7.35 per share, subject to a 45-day exclusivity period to negotiate a potential transaction with PMFG. The Registration Statement is silent as to the need for an exclusivity period given that the Board repeatedly indicated that the Company was not for sale and that it had made no efforts to shop the Company to other potential bidders.

54. In late February 2015, the Board again determined to ignore any potential conflicts of interest related to its outside advisors, this time choosing to engage Ernst & Young LLP to perform accounting and financial due diligence on CECO, despite the fact that CECO also employed Ernst & Young to perform due diligence on PMFG in connection with the Proposed Transaction.

55. Conversations and due diligence between the companies continued for the next two months until, on April 21, 2015, representatives of CECO indicated to the Company that, in light of PMFG’s revised financial projections, as provided to CECO on April 16, 2015 and April 20, 2015, CECO was no longer willing to proceed with a transaction at a price of $7.35 per share and instead was revising its proposal to $6.25 per share. The Company responded in kind with a counterproposal of $6.90 to $6.99 per share despite the Registration Statement being silent as to any new change in circumstances that would require the Board, which had previously insisted that the Company was not for sale, to sell the Company.

56. CECO increased its offer to $6.85 per share, comprised of 45% cash and 55% stock, along with a symmetrical 10% collar for the stock portion of the merger consideration, on April 25, 2015, while the parties also agreed to extend the exclusivity period to May 4, 2015. This extension brought the total length of the exclusivity period to three months.

57. On May 3, 2015, the Board convened a special meeting to consider the Proposed Transaction at which it determined to enter into the Merger Agreement and recommend that Company stockholders do the same.

THE PROPOSED TRANSACTION

58. On May 4, 2015, the Company issued a press release announcing the Proposed Transaction. According to the May 4 press release, CECO and its stockholders will benefit from, among other things:

•	The complementary nature of the parties’ products;

•	The combination of both silencer technology brands (Burgess Manning at PMFG and Aarding at CECO) to create a leading global manufacturer within the noise reduction and abatement market segment with expanded product alternatives and increased opportunities for the reduction of sourcing costs;

•	PMFG’s leading Selective Catalytic Reduction (SCR) and Selective Non-Catalytic Reduction (SNCR) technologies;

•	PMFG’s CCA Combustion Systems;

•	Enhanced selling opportunities through each company’s respective sales channels and cross-selling products to customers across all industries and geographice; and

•	Broadening of CECO’s client base for after-market sales and recurring revenue as a larger installed base can be targeted.

59. CECO will also benefit from various cost reductions and other synergies which, in the aggregate, are estimated to be approximately $15 million and are expected to be realized over 24 months following the close of the Proposed Transaction.

60. Touting the above benefits to CECO and its stockholders, Lang, CEO of CECO stated:

This is a major step in the evolution of CECO and we are very excited to bring PMFG into the CECO family. PMFG’s product portfolio is highly complementary to our existing businesses, while enabling us to expand into a number of new applications and growth markets. Not only do we see compelling potential growth opportunities, but believe by combining PMFG’s operations into our own, there are significant opportunities for cost reductions that will expand margins and drive returns for our shareholders. In regard to our balance sheet, CECO has a solid history of generating strong free cash flow, which we will use to quickly drive our debt coverage ratio back towards our target of 2.0 times.

61. The sale of the Company is being timed in an effort to curb any future increase in the share price of PMFG common stock, thus ensuring that CECO can effectuate its takeover on the cheap. The Company has recently posted higher quarter-over-quarter revenue, reflecting an increased demand for the Company’s Environmental Systems applications and the addition of CCA, which was acquired in March 2014.

62. Moreover, the Company is poised to enjoy a lengthy period of significant revenue growth and improved operating efficiencies as it has completed the construction of its own manufacturing facility and improved the efficiency of its product, growth that Plaintiff and the Class will be foreclosed from enjoying upon the consummation of the Proposed Transaction.

63. The Proposed Transaction is being effectuated at a total price well below the Company’s one-year price target of $9.50 per share. As such, the $6.85 per share merger consideration significantly undervalues PMFG, especially given the significant benefits CECO will enjoy upon acquiring the Company and the significant synergies created by the merger.

64. Having failed to maximize the sale price for the Company, the Individual Defendants breached the fiduciary duties they owe to the Company’s public stockholders because the Company has been improperly valued, and public stockholders will not receive adequate or fair value for their PMFG common stock.

THE PROPOSED TRANSACTION UNFAIRLY BENEFITS THE

ENTRENCHED BOARD AND ITS AFFILIATES TO THE DETRIMENT

OF PLAINTIFF AND PMFG’S MINORITY PUBLIC STOCKHOLDERS

65. The Proposed Transaction is the final piece of a yearlong effort by the Board to protect itself from outside interference and ensure that each member can cash out their lucrative holdings in the Company. Beginning in May 2014, Cannell began its quest to seat two directors on the Company Board, increasing its stake in the Company to more than 5%.

66. Under the threat of a looming proxy challenge, the Board swiftly agreed with Cannell to expand its Board from six to seven members and appointed Individual Defendants Gillman and Shubin Stein – each of whom had been nominated by Cannell. Notably, as a result of this process, no existing member of the PMFG lost his or her seat on the Board.

67. The quick resolution paid dividends to each member of the Board, as they were each able to secure their lucrative positions with the Board.

68. Each of the Board members now stands to receive the added benefit of instant liquidity created by the Proposed Transaction, as does Cannell, which can now unload its nearly 6% holding in the Company in one fell swoop, creating a windfall of approximately $8.5 million. All told, directors and officers of the

Company collectively control approximately 580,000 shares of PMFG common stock, valued at $3.973 million in merger consideration, thus resulting in a significant financial windfall for the Board and management.

THE MERGER AGREEMENT UNFAIRLY DETERS COMPETITIVE

OFFERS AND IS UNDULY BENEFICIAL TO CECO

69. The Proposed Transaction is also unfair because, as part of the Merger Agreement, defendants agreed to certain onerous and preclusive deal protection devices that operate conjunctively to make the Proposed Transaction a fait accompli and ensure that no competing offers will emerge for the Company.

70. Following a brief go-shop period of 45 business days, during which the Company may actively engage with potential acquirers, Section 6.2(b) of the Merger Agreement harshly restricts any additional solicitation by the Company or its affiliates, stating that they must:

immediately cease any activities permitted by Section 6.2(a) and any discussions or negotiations with any Person (other than Parent or any Excluded Party or any of their respective representatives or Affiliates) that are ongoing as of the Go-Shop Period End Date and that relate to a possible Competing Proposal, and (ii) terminate access to any physical or electronic data rooms relating to a possible Competing Proposal.

71. Section 6.2(c) expands on this restriction, stating that:

The Company shall not, and the Company shall cause its Subsidiaries and the Company Representatives not to, directly or indirectly through any Person, (i) solicit, initiate, facilitate or respond to, including by way of furnishing non-public information, any inquiries regarding or relating to, or the submission of, any Competing Proposal; (ii) engage or participate in any discussions or negotiations, furnish to any Person any information or data relating to the Company or its Subsidiaries or provide access to any of the properties, books, records or employees of the Company or its Subsidiaries, in each such case regarding or in a manner intending to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal; provided that, in the case of the foregoing clauses (i) and (ii), the Company may respond to an unsolicited inquiry or proposal by informing the applicable third party that the Company has entered into this Agreement and is subject to the restrictions set forth in this Agreement; (iii) enter into any letter of intent, memorandum of understanding, term sheet, agreement in principle, acquisition agreement, option agreement, merger agreement or other similar agreement or commitment with respect to any Competing Proposal (an “Alternative Acquisition Agreement”) or agree to, approve, endorse or resolve to recommend or approve any Competing Proposal; (iv) release any third party from, or waive any provisions of, any confidentiality or “standstill” or similar agreement in favor of the Company; or (v) take any action to exempt any third party from the restrictions set forth in Section 203 of the DGCL or otherwise cause such restrictions not to apply to any third party.

72. Furthermore, Section 6.2(d) grants CECO recurring and unlimited information rights, which gives PMFG forty-eight (48) hours to provide unfettered access to confidential, non-public information about competing proposals from third parties which CECO can then use to prepare a matching bid.

73. Additionally, Section 6.2(g)(B)(x) grants CECO twenty-four (24) hours to negotiate with PMFG, amend the terms of the Merger Agreement, and make a counter-offer that only matches any superior third-party offer.

74. This matching rights provision essentially ensures that no superior bidder will emerge, as any potential suitor will be unlikely to expend the time, cost,

and effort to perform due diligence and make a superior proposal while knowing that CECO will become aware of its bid and the details and terms thereof and can easily top it. As a result, the matching rights provision unreasonably favors CECO, to the detriment of PMFG’s public stockholders.

75. Compounding matters, Section 9.5(b) of the Merger Agreement requires the Company to pay a termination fee to CECO in the event the Company decides to pursue any alternative offer. By the terms of the Merger Agreement, this termination fee will escalate from $1.6 million (plus up to an additional $1.6 million in expenses) should the Company enter into an alternative transaction during the go-shop period or with certain excluded parties to $4.8 million under all other circumstances. As such, this termination fee would require any competing bidder to agree to pay a naked premium simply for the right to provide PMFG’s stockholders a superior offer.

76. Ultimately, these preclusive deal protection provisions illegally restrain the Company’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company. The narrow circumstances under which the Board may respond to alternative proposals and the Company’s inability to terminate the Merger Agreement if it accepts a superior proposal fail to provide an effective “fiduciary out” under the Merger Agreement.

THE DEFENDANTS HAVE SOLICITED STOCKHOLDER SUPPORT

FOR THE PROPOSED TRANSACTION VIA A MATERIALLY

INCOMPLETE AND MISLEADING REGISTRATION STATEMENT

77. Defendants filed the Registration Statement with the SEC in connection with the Proposed Transaction. As discussed below and elsewhere herein, the Registration Statement omits material information that must be disclosed to PMFG’s stockholders to enable them to render an informed decision with respect to the Proposed Transaction.

78. Notably, the Registration Statement fails to disclose the revised pro forma financial projections for fiscal 2015 and 2016 that PMFG provided to CECO on April 16, 2015 and/or April 20, 2015 that precipitated CECO’s April 21, 2015 decision to abandon its $7.35 per share offer for the Company. The Registration Statement does provide projections purportedly provided to CECO on March 15, 2015 (the “Initial PMFG Management Case”) and on April 29, 2015 (the “Updated PMFG Management Case”), but the conspicuous absence of the projections that purportedly led CECO to dramatically lower its offer price to $6.25 per share on April 21, 2015, only to then increase its offer to $6.85 per share on April 25, 2015 without the benefit of any new or updated projections of PMFG’s performance, is a material omission that stockholders require to properly analyze the fairness of CECO’s valuation of the Company and the efforts by the Board to solicit a maximized bid.

79. Furthermore, PMFG management projections that are provided in the Registration Statement are materially deficient because they fail to include certain key figures needed to properly analyze the Company’s future viability. Specifically, with respect to the Initial PMFG Management Case and the Updated PMFG Management Case, the Registration Statement fails to disclose: (i) the unlevered free cash flows (“UFCF”); (ii) a reconciliation of GAAP net income to non-GAAP UFCF and non-GAAP earnings before interest, tax, depreciation, and amortization (“EBITDA”); (iii) stock-based compensation, as used to calculated Adjusted EBITDA; and (iv) the quantity of PMFG’s Net Operating Loss (“NOL”) balance and utilization.

80. Additionally, in the Summary of Certain Financial Projections Prepared by CECO and Provided to PMFG, the Registration Statement fails to indicate the date on which CECO management created its financial projections and provided these projections to PMFG. This information is material to PMFG stockholders as it directly informs their decision to not only support the Proposed Transaction, but also whether they should choose the cash or stock consideration.

81. The Registration Statement further omits material information with respect to the opinion and analyses of Stifel, as well as the process and events leading up to the Proposed Transaction. This omitted information, if disclosed, would significantly alter the total mix of information available to PMFG’s stockholders.

82. In particular, with respect to Stifel’s Selected Comparable Company Analysis of PMFG, the Registration Statement fails to disclose: (i) the objective selection criteria for each of the selected companies; (ii) the multiples used for each of the selected companies observed by Stifel; (iii) whether any other multiples were observed for the selected companies; and (iv) clarification of Stifel’s treatment of stock-based compensation in calculating Adjusted EBITDA.

83. With respect to Stifel’s Selected Precedent Transactions Analysis of PMFG, the Registration Statement fails to disclose: (i) the objective selection criteria for each of the selected transactions; (ii) the multiples used for each of the selected transactions observed by Stifel; and (iii) whether any other multiples were observed for the selected transactions.

84. With respect to Stifel’s Discounted Cash Flow Analysis of PMFG, the Registration Statement fails to disclose: (i) the definition of UFCF; and (ii) the quantity and source of Stifel’s weighted average cost of capital (“WACC”) assumptions.

85. With respect to Stifel’s Discounted Cash Flow Analysis of CECO, the Registration Statement fails to disclose the quantity and source of Stifel’s WACC assumptions, particularly as the discount rates applied to CECO are much lower than those selected for PMFG.

86. The Registration Statement further fails to disclose the specific amount of fees Stifel will receive upon the consummation of the Proposed Transaction.

87. Finally, the Registration Statement is devoid of certain material information regarding the process leading up to the Proposed Transaction. For example, the Registration Statement fails to disclose: (i) the “broader” scope of services Stifel’s engagement letter was amended to include in July 2014 after CECO had withdrawn from the process; (ii) further details on the internal controls reported by CECO, as well as the corrective actions taken by that company and the effect, if any, these internal control failures had on the Company’s previous financial performance and its projected performance for the future, as reported in the Registration Statement; and (iii) the effect of Cannell’s threat to run a slate of alternative directors on the Board’s ultimate decision to sell the Company despite the Board’s insistence that the Company was not for sale in the months prior.

88. Accordingly, Plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that the Company’s stockholders will continue to suffer absent judicial intervention.

CLAIMS FOR RELIEF

COUNT I

Breach of Fiduciary Duties

(Against All Individual Defendants)

89. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.

90. The Individual Defendants have violated fiduciary duties of care, loyalty, candor, and good faith owed to the public stockholders of PMFG.

91. By the acts, transactions, and courses of conduct alleged herein, the Individual Defendants, individually and acting as a part of a common plan, are attempting to unfairly deprive Plaintiff and other members of the Class of the true value of their investment in PMFG.

92. As demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their duties of loyalty and good faith owed to the stockholders of PMFG because, among other reasons, they failed to take reasonable steps to obtain and/or ensure that PMFG stockholders receive adequate and fair value for their shares and failed to disclose material information necessary for PMFG stockholders to cast an informed vote.

93. The Individual Defendants dominate and control the business and corporate affairs of PMFG both through their positions within the Company and on the Board, and are in possession of private corporate information concerning

PMFG assets, business, and future prospects. Thus, there exists an imbalance and disparity of knowledge and economic power between them and the public stockholders of PMFG which makes it inherently unfair for them to benefit their own interests to the exclusion of maximizing stockholder value.

94. By reason of the foregoing acts, practices, and course of conduct, the Individual Defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Plaintiff and the other members of the Class.

95. As a result of the actions of defendants, Plaintiff and the Class will suffer irreparable injury in that they have not and will not receive their fair portion of the value of PMFG’s assets and businesses, have been and will be prevented from obtaining a fair price for their common stock, and have not received material information about the Proposed Transaction necessary to cast an informed vote.

96. Unless the Individual Defendants are enjoined by the Court, they will continue to breach their fiduciary duties owed to Plaintiff and the members of the Class, all to the irreparable harm of the members of the Class.

97. Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which the Individual Defendants’ actions threaten to inflict.

COUNT II

Aiding and Abetting

(Against CECO, Merger Sub I, and Merger Sub II)

98. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.

99. CECO, Merger Sub I, and Merger Sub II have acted and are acting with knowledge of, or with reckless disregard to, the fact that the Individual Defendants are in breach of their fiduciary duties to PMFG’s public stockholders, and have participated in such breaches of fiduciary duties.

100. Moreover, CECO, Merger Sub I, and Merger Sub II knowingly aided and abetted the Individual Defendants’ wrongdoing alleged herein. In so doing, they rendered substantial assistance in order to effectuate the Individual Defendants’ plan to consummate the Proposed Transaction in breach of their fiduciary duties.

101. As a result of the unlawful actions of CECO, Merger Sub I, and Merger Sub II, Plaintiff and the other members of the Class will be irreparably harmed in that they will not receive the true value for PMFG’s assets and business. Unless their actions are enjoined by the Court, defendants CECO, Merger Sub I, and Merger Sub II will continue to aid and abet the Individual Defendants’ breaches of their fiduciary duties owed to Plaintiff and the members of the Class.

102. As a result of CECO, Merger Sub I, and Merger Sub II’s conduct, Plaintiff and the other members of the Class have been and will be damaged in that they have been and will be prevented from obtaining a fair and reasonable price for their PMFG shares.

103. Absent judicial intervention, Plaintiff and other members of the Class have no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands injunctive relief in his favor and in favor of the Class and against defendants as follows:

A. Declaring that this action is properly maintainable as a class action and certifying Plaintiff as Class representative;

B. Preliminarily and permanently enjoining defendants and their counsel, agents, employees, and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the Proposed Transaction, unless and until the Company adopts and implements a procedure or process to obtain an agreement providing fair and reasonable terms and consideration to Plaintiff and the Class;

C. Rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof, or granting Plaintiff and the Class rescissory damages;

D. Directing the Individual Defendants to account to Plaintiff and the Class for all damages suffered as a result of the Individual Defendants wrongdoing;

E. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and

F. Granting such other and further equitable relief as this Court may deem just and proper.

Dated: June 29, 2015		RIGRODSKY & LONG, P.A.

	By:	/s/ Brian D. Long
Seth D. Rigrodsky (#3147)
Brian D. Long (#4347)
Gina M. Serra (#5387)
Jeremy J. Riley (#5791)
2 Righter Parkway, Suite 120
Wilmington, DE 19803
OF COUNSEL:		(302) 295-5310

LEVI & KORSINSKY, LLP		Attorneys for Plaintiff
Shannon L. Hopkins
Sebastiano Tornatore
733 Summer Street, Suite 304
Stamford, CT 06901
(212) 363-7500

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